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                                                                    EXHIBIT 12.1

STEEL DYNAMICS, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)

                                                                    1998         1999         2000         2001         2002
                                                                ----------   ----------   ----------    ----------   ----------
Interest expense, including amortization
   of debt issuance costs................                       $   16,938   $   22,919   $   21,038    $   21,015   $   32,978
Capitalized interest ....................                            5,878       13,196       17,477        13,993       11,413
                                                                ----------   ----------   ----------    ----------   ----------

        Fixed charges (a)................                           22,816       36,115       38,515        35,008       44,391

Income before taxes and extraordinary items                         52,626       65,279       84,485         5,113      130,012
Amortization of capitalized interest.....                            1,138        1,365        1,501         1,597        2,932
Less capitalized interest................                           (5,878)     (13,196)     (17,477)      (13,993)     (11,413)
                                                                ----------   ----------   ----------    ----------   ----------
        Adjusted earnings (b)............                       $   70,702   $   89,563   $  107,024    $   27,725   $  165,922
                                                                ==========   ==========   ==========    ==========   ==========

Ratio (b) / (a)..........................                            3.10x        2.48x        2.78x         0.79x        3.74x
                                                                ==========   ==========   ==========    ==========   ==========
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For purposes of calculating our ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and extraordinary items, adjusted for the portion of fixed charges deducted from the earnings, plus amortization of capitalized interest. Fixed charges consist of interest on all indebtedness, including capitalized interest, and amortization of debt issuances costs, excluding amortization of debt issuance costs classified as extraordinary. In 2001, our earnings were insufficient to cover our fixed charges by $7.3 million.